Exhibit 11.1

OBOOK HOLDINGS INC. INSIDER TRADING POLICY

The U.S. federal securities laws prohibit the trading of securities while in possession of material nonpublic information (as defined in greater details in Section C.7, “Material Nonpublic Information”). These laws also prohibit revealing Material Nonpublic Information to others who may trade (“tipping”). These types of trading or tipping conduct are referred to as “Insider Trading” and violations are strictly enforced.

OBOOK Holdings Inc. (together with its subsidiaries, the “Company”) is adopting this Insider Trading Policy (the “Policy”) regarding compliance with U.S. securities laws and regulations relating to trading in the Company’s securities by the Company’s employees, directors, officers and consultants and to prevent violations of or even the appearance of improper conduct with respect to such laws and regulations.

The consequences of Insider Trading can be severe. The U.S. Securities and Exchange Commission (the “SEC”), the Nasdaq Stock Market and the Financial Industry Regulatory Authority (“FINRA”) are very effective at investigating and detecting Insider Trading. The SEC and the U.S. Department of Justice pursue insider trading violations vigorously. They have successfully prosecuted employees who have traded through foreign accounts, traded only a small number of shares, or whose family members and friends have traded. Companies and their officers and directors also may be subject to liability if they fail to take reasonable steps to prevent Insider Trading by employees. It is your obligation to read, understand, and comply with this Policy.

This Policy is applicable to the Company and all of its subsidiaries, and all references to “the Company” in this Policy include all of the Company’s subsidiaries.

The Company opposes the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading. Any such actions will be deemed violations of the Policy. The Company is also prohibited from trading the Company’s securities at any time while in possession of Material Nonpublic Information.

A copy of this Policy is to be delivered to all current and new directors, employees and consultants upon the commencement of their relationships with the Company. Please direct your questions as to any of the matters discussed in this Policy to the General Counsel.

A.
Regulatory Background

Pursuant to United States federal and state securities laws, a Covered Person (as defined below) may be subject to civil and criminal penalties for engaging in transactions in the Company’s securities at a time when he or she has knowledge of Material Nonpublic Information regarding the Company including, but not limited to criminal and civil fines, injunctions preventing service as an officer or director of any public company and imprisonment.

A Covered Person may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom he or she has disclosed Material Nonpublic Information regarding the Company or to whom he or she has made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the Nasdaq Stock Market and the FINRA use sophisticated electronic surveillance techniques to uncover insider trading.

B.
Persons to Whom the Policy Applies

The Policy applies to all employees, directors, officers and consultants of the Company, members of the households or immediate family (spouse and minor children) of such persons and other unrelated persons who live with or are supported by such persons, and such other persons identified by the General Counsel or a delegate of the General Counsel from time to time and who have been notified that they have been so identified, and any corporations, partnerships, trusts or other entities that are controlled by any such persons listed above in this paragraph. These persons are called “Covered Persons”.

Certain parts of this policy impose additional trading restrictions on the following sub-set of Covered Persons (the “Insiders”):

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members of the board of directors and executive officers (as defined below) of the Company;
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employees of the Company or its subsidiaries who are likely to have access to Material Nonpublic Information and are identified in a list held by the Company and notified in writing from time to time that they are identified in such a list;
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members of the households or immediate family (spouse and minor children) of such persons as identified above and other unrelated persons who live with or are supported by such persons as identified above;
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any other persons identified by the General Counsel or a delegate of the General Counsel from time to time and who have been notified that they have been so identified; and
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any corporations, partnerships, trusts or other entities that are controlled by any such persons listed above in this paragraph.

For the purpose of this Policy, “executive officers” shall mean the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function or any other person who performs similar policy-making functions for the issuer. Officers of the Company’s subsidiaries shall be deemed executive officers of the Company if they perform such policy-making functions for the Company.

From time to time, other persons may be subject to the Policy, in each case where such persons have or may have access to Material Nonpublic Information. The Company is also prohibited from trading the Company’s securities at any time while in possession of Material Nonpublic Information.

Any person who is aware of or possesses Material Nonpublic Information regarding the Company is a Covered Person for so long as the information is not publicly known.

C.
Transactions to Which the Policy Applies

This Policy applies to all transactions (including any purchase, sale, or hedging transaction) in the Company’s securities, including the Company’s common shares such as Class A common shares and Class B common shares, and any other securities the Company have issued or may issue from time to time, such as debt securities, preferred shares, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

The Policy requires that:

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no Covered Person may engage in Insider Trading;
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all Insiders shall be prohibited from trading any securities of the Company except during an open trading window (the “Trading Window”) that will commence at the open of market on the second full Trading Day following the public disclosure of the Company’s financial results for a particular fiscal quarter or year and will close at the close of market on the day that is two full weeks prior to the end of the next fiscal quarter;
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Provided, that for the purpose of this Policy, the definition of “Trading Day” shall be any day that the Nasdaq Stock Market is open for trading, and that if the public disclosure of the Company’s financial results is released on a Trading Day more than four hours before the Nasdaq Stock Market closes, then such date of public disclosure shall be considered the first full Trading Day following such public disclosure; and
▪
Provided further, that the Trading Window are subject to adjustment by the Company and may be started later or cut short without prior notice;
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all Insiders shall either trade pursuant to an approved Trading Plan (as defined below) or pre-clear any trading in securities of the Company;
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an Insider may be subject to a special Black-Out Period during which he or she will be prohibited from trading any securities of the Company, even though the Trading Window would otherwise be open;
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no Covered Person may purchase, hold or trade derivatives of the Company’s securities, which includes, but is not limited to, trading in put or call options or collars related to Company’s securities, whether or not such derivatives are settled in Company’s securities or cash;
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no Covered Person may place the Company’s securities in margin accounts or pledge the Company’s securities; and
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no Covered Person may disclose nonpublic information relating to the Company without being authorized to do so.

More specifically, the Company has adopted the following policies:

1.
Prohibition on Trading on Material Nonpublic Information.
(a)
No Covered Person may engage in any transaction of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of or possesses Material Nonpublic Information concerning the Company, and ending at the open of the market on the second full Trading Day following the public disclosure of that information, or at such time as such nonpublic information is no longer material. For the avoidance of doubt, the fact that you may have relied on other factors in engaging such transactions is not an exception to this prohibition.
(b)
No Covered Person shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to profit by trading in the Company’s securities, nor shall any Covered Person or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

2.
Trading Window and Black-Out Periods. The period outside of the Trading Window (referred to as the “Black-Out Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain Insiders will, during that period, often be aware of or possess or at the very least be presumed to possess Material Nonpublic Information about the expected financial results for the quarter during that period.
(a)
Trading Window. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Insiders refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the Trading Window. The prohibition against trading during the Black-Out Period encompasses the fulfillment of “limit orders” by any broker for any person subject to this Policy, and the broker with whom the limit order is placed should be so instructed when the order is placed.
(b)
Special Black-Out Periods. From time to time, the Company may also prohibit some or all Insiders from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. The General Counsel (or his or her designee(s)) will notify all Insiders subject to a special Black-Out Period. In such event, the applicable Insiders may not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading. The Trading Window will re-open at the beginning of the second full Trading Day following the public disclosure of the information, or at such time as the information is no longer material, or at such other time as the Company determines.
(c)
No Trading on Material Nonpublic Information at Any Time. Even during an “open” Trading Window, any Covered Person who is aware of or possesses Material Nonpublic Information concerning the Company, whether or not subject to the Black-Out Period and Trading Window, may not engage in any transactions in the Company’s securities until the second full Trading Day following the public disclosure of such information, whether or not the Company has imposed a Black-Out Period. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all Covered Persons must use good judgment in determining whether to purchase or sell the Company’s securities at all times.
3.
Certain Exceptions. This Policy’s trading restrictions do not apply to an exercise of stock options granted under the Company’s share incentive plans if the exercise price is paid in cash (but the Policy would apply to the (i) sale of any shares issued upon such exercise or(ii) any cashless exercise as this is accomplished by the sale of a portion of the shares issued upon exercise of the option) or the vesting of restricted stock or restricted stock units. In either of the cases described in the preceding sentence, this exception also includes any related election to withhold shares for tax purposes. Transactions may also be exempt from the Policy if made pursuant to an approved trading plan that complies with certain requirements of the Company and with Rule 10b5-1, which is discussed in more detail below.
4.
Short Sales and Other Derivatives. NO COVERED PERSON MAY ENGAGE IN A SHORT SALE OF THE COMPANY’S SECURITIES. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter. Transactions in certain put and call options for the Company’s securities may in some instances constitute a short sale. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Covered Persons refrain from investing in or selling other derivatives of the Company’s securities, such as puts or call options, at any time. In particular, other than pursuant to a Company benefit plan, no Covered Person may acquire, write or otherwise enter into an instrument that has a value determined by reference to Company securities, whether or not the instrument is issued by the Company. Short sales and investing in or selling other derivatives of the Company’s securities are prohibited by this Policy even when the Trading Window is open.

In addition, the Company notes that Section 16 of the Exchange Act, which requires certain Insiders to disgorge profits on any purchases and sales made within 6 months, is not applicable to the Company. The Company asks all Covered Persons to carefully consider whether any purchases and sales within less than 6 months are appropriate. When in doubt, Covered Persons should wait at least 6 months from the last purchase before the make a sale and vice versa.

5.
Margin Accounts and Pledging. No Covered Person may place Company’s securities in margin accounts or pledge Company’s securities, or otherwise borrow from a brokerage firm, bank or other entity in order to purchase Company’s securities or pledge the Company’s securities as collateral to secure loans.
6.
Gifts. For purposes of this Policy, gifts of Company’s securities will be treated as sales of Company’s securities. For Insiders, the making of gifts of Company securities shall occur only during the Trading Window, except, subject to the restrictions set forth in Section C.2(c), for bona fide year-end gifts to tax qualified charitable institutions that are not controlled by the Insider and for which the Insider (or members of their household or immediate family) does not act as a director, trustee or executive officer.
7.
Definition of Material Nonpublic Information. Nonpublic information is information that has not been the subject of an official announcement (for example, in a press release or a filing with the SEC) or otherwise sufficiently publicized and widely reported in the media. Information becomes public when disclosed to achieve broad, non-exclusionary distribution to the investing public generally, without favoring any person or group. Information does not cease to be “nonpublic” until investors have had a reasonable period of time to absorb and react to the information (often considered to be one or two trading days after public release of the information, depending on the circumstances). For the purposes of this Policy, information does not cease to be “nonpublic” as a result of being the subject of rumors or other unofficial statements in the marketplace. You should presume that information is nonpublic, unless it has been officially released by the Company.

It is not possible to define all categories of material information. Material information is such information that there is a likelihood that a reasonable investor would consider such information important in deciding whether to buy, hold or sell the Company’s securities. Any information that could reasonably be expected to affect the price of the Company’s securities is material for these purposes. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces, when they become public, would alter the “total mix” of available information and result in a reevaluation of an investment decision with respect to the Company’s securities, then such pieces of information are considered material. Material information can be positive or negative.

The question of whether information is material is subjective and often judged in hindsight. As a result, Covered Persons are encouraged to take a broad and cautious view when evaluating whether a particular piece of information is “material.” Examples of potentially material information include:

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Financial results
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Known but unannounced future earnings or losses, management guidance as to future financial results or significant events and milestones and likelihood of achieving or not achieving that guidance
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Execution or termination of significant financing, management or customer agreements or other contracts with business entities
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Information relating to a pending or proposed merger or other acquisition or divestiture
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Information relating to the acquisition or divestiture of significant assets
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Changes in financial liquidity and other information related to financial condition
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Significant developments involving corporate relationships, including relationships with the Company’s customers, suppliers, collaborators or partners
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Changes in dividend policy
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Stock dividends or splits or other corporate reorganization or restructuring events
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Securities offerings (potentially including securities offerings by management or significant stockholders) and other financing or capital raising transactions
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Initiation of, or developments (whether positive or negative) in, significant litigation or regulatory investigation, including any significant litigation exposure due to actual or threatened litigation
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Changes in senior management
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Significant new products, product develop milestones or delays in new product introduction or development
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Significant developments with respect to licenses, contracts or intellectual property matters
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Strategic initiatives or changes, such as entry into a new line of business, announcement of new product offerings and entry into management or customer agreements or other contracts with business entities
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A cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value; or
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Other information which could result in substantial market share and/or revenue gains or losses

Given the early stage of the Company’s business operations, certain categories of information may be especially material, such as new product announcements, achievement or failure to achieve development milestones, significant sales and key strategic or commercial relationships.

You are reminded that civil and criminal penalties, and termination of employment, may result from trading on Material Nonpublic Information regarding the Company’s customers, suppliers, collaborators or partners.

Prohibition on Unauthorized Disclosure. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden. In the event any Covered Person receives any inquiry from outside the Company, such as a stock analyst or other securities market professional, for information (particularly financial results and/or projections), the inquiry should be referred to the Company’s investor relations department, which is responsible for coordinating and overseeing the release of such information to the investing public, analysts, and others in compliance with applicable laws and regulations.

8.
Individual Responsibility. Every Covered Person has the individual responsibility to comply with this Policy and refrain from Insider Trading. A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.
9.
Post-Termination Transaction. This Policy continues to apply to your transactions in Company’s securities even after you have terminated service as an employee, director, officer and consultant of the Company. If you are in possession of Material Nonpublic Information when your service terminates, you may not trade in the Company’s securities until that information ceases to be material or nonpublic.
D.
Violations of the Policy.

Any person subject to the Policy who violates this Policy also shall be subject to disciplinary action by the Company, including termination of employment. All Insiders must refrain from trading in the Company’s securities other than pursuant to a Trading Plan (as described below under Section E) or without first complying with the Company’s “pre-clearance” process (as described below Section F).

Potential legal penalties for insider trading may include liability for the Company itself and individual employees, directors, officers or consultants. Liability for insider trading can extend significantly beyond any profits made or losses avoided. For an individual, insider trading may result in criminal penalties, including fines, jail time or both. Such penalties can be applied even to persons who do not personally profit from their activities. The SEC and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. In addition, private parties may also bring civil actions seeking damages against any person engaged in insider trading.

E.
Trading Plans in Compliance with SEC Rule 10b5-l.

Insiders may elect to trade in the Company’s securities (i.e., effect purchases or sales) pursuant to a written plan or set of instructions to his or her stock broker (a “Trading Plan”) that complies with Rule 10b5-1 and that meets the other conditions set forth below. Trades made pursuant to a Trading Plan that complies with Rule 10b5-1 and the conditions set forth below may occur during a Black-Out Period as described above and/or while the Insider is otherwise in possession of Material Nonpublic Information. In addition, trades made pursuant to any such Trading Plan will not be subject to the pre-clearance procedures. Trading Plans may only be implemented when the individual is not aware of any Material Nonpublic Information. The Company strongly encourages the adoption of a Trading Plan by all directors and officers who intend to sell shares.

All Trading Plans must comply with all of the requirements of Rule 10b5-1(c) under the Exchange Act. All Trading Plans must be pre-cleared by the Company and cannot be established, modified or terminated without approval in advance by the General Counsel (or his or her designee(s)). In addition, all Trading Plans must be filed with the Company’s General Counsel with an executed certificate stating that the Trading Plan (i) is a bona fide Trading Plan that complies with Rule 10b5-1, (ii) meets all of the requirements of Rule 10b5-1(c) under the Exchange Act and (iii) meets all of the following conditions. All Trading Plans must meet the following conditions:

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The Trading Plan may be adopted, amended or terminated only during an open Trading Window.
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Unless approved by the General Counsel, the Trading Plan must be for a term of at least six months or such lesser period of time as may be necessary to execute all transactions under the Trading Plan.
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The Trading Plan must provide for the suspension of all transactions under such plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lockup agreement required in connection with a securities issuance transaction or other similar events.

The Company strongly recommends that any person seeking to adopt a Trading Plan consult with his or her own legal counsel prior to the adoption of a Trading Plan.

Each individual adopting the Trading Plan is solely responsible for compliance with Rule 10b5-1 and ensuring that the Trading Plan meets any conditions set forth in this Policy and under any applicable laws. Insiders also remain individually responsible for compliance with all applicable laws, rules and regulations on insider trading and remain subject to disciplinary action for any violations of this Policy, regardless of whether a Trading Plan has been adopted.

Notwithstanding the conditions set forth above, the Company does not undertake any obligation to ensure that a Trading Plan filed with the Company complies with Rule 10b5-1.

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Pre-Clearance of Trades.

The Company has determined that all Insiders must refrain from trading in the Company’s securities (i.e., effecting purchases or sales) other than pursuant to a Trading Plan, even during the Trading Window, without first complying with the Company’s “pre-clearance” process and obtaining pre-clearance of the transaction. Any other person subject to the Policy who is not trading pursuant to a Trading Plan and is in doubt whether a trade is permissible, should also seek pre-clearance through the “pre-clearance” process. Each such person should contact the General Counsel (or his or her designee(s)) prior to commencing any trade in the Company’s securities. The General Counsel (or his or her designee(s)) will consult as necessary with other officers of the Company or counsel before clearing any proposed trade. Such pre-clearance, if granted, is valid for two business days but terminates immediately if such person acquires any Material Nonpublic Information.